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FOR IMMEDIATE RELEASE
April 15, 1999

         Morgantown, WV -- Anker Coal Group, Inc. announced today that the Company is in negotiations with Rothschild Recovery Fund, L.P. ("RRF") regarding a proposed exchange transaction with respect to the Company's 9 3/4% Senior Notes due 2007 (the "Senior Notes"). The proposed transaction contemplates the exchange of Senior Notes for newly issued 12.50% Senior Secured Notes due 2007 (the "New Notes") with a principal amount equal to 75% of the principal amount of the Senior Notes being exchanged. The New Notes would be secured by a lien on certain assets of the Company and its subsidiaries junior to the lien currently held by the Company's senior secured lenders. Exchanging holders will be asked to consent to certain modifications of the covenants contained in the indenture for the Senior Notes. The Company expects to offer the opportunity to exchange Senior Notes for New Notes to all holders of Senior Notes in accordance with applicable securities law exemptions under which the New Notes issued in the exchange would be freely tradable.

         Contemporaneously with closing of the proposed exchange of Senior Notes for New Notes, the Company expects to sell at par for cash up to $20 million of New Notes ("New Interest Notes") in a private transaction to a limited number of holders of Senior Notes. The proceeds of sale of the New Interest Notes would be escrowed with the indenture trustee for the New Notes to cover the first three interest payments on the New Notes (including the New Interest Notes). The actual amount of New Interest Notes sold will depend upon the interest obligations the Company will incur as a result of issuing the New Notes. RRF has advised the Company that it is willing to purchase all New Interest Notes that are not purchased by other potential purchasers in the proposed private sale. Purchasers of the New Interest Notes will also receive a minority equity stake in the Company.

         Consummation of the proposed exchange, indenture amendments and private sale will be subject to a number of conditions, including, without limitation, approval of the modifications to the indenture for the Senior Notes by holders of a majority of the outstanding Senior Notes, negotiation of definitive documentation and participation in the exchange offer of a satisfactory level of holders of Senior Notes.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         The above is not and shall not be deemed to constitute an offer to sell or the solicitation of an offer to buy any security or the solicitation of any consent. Any such offer or solicitation will be made only by a separate exchange offer memorandum and consent solicitation document. The New Notes, including the New Interest Notes, have not been registered under the Securities Act of 1933 and will not be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the control of the Company.